Exhibit 99.1

Clearwater Paper Reports Second Quarter 2014 Results

SPOKANE, Wash.--(BUSINESS WIRE)--July 23, 2014--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the second quarter of 2014.

The company reported net sales of $498.8 million for the second quarter of 2014, up 5.9% compared to net sales of $471.0 million for the second quarter of 2013. Net earnings determined in accordance with generally accepted accounting principles, or GAAP, for the second quarter of 2014 were $12.5 million, or $0.61 per diluted share, compared to $11.7 million, or $0.52 per diluted share, for the second quarter of 2013. The 2014 second quarter GAAP net earnings include $1.4 million of after-tax expense associated with the closure of the company’s Thomaston, Georgia, and Long Island, New York, converting and distribution facilities and $1.4 million of expense from the net impact of changes related to amendments to state tax returns and state tax rate changes. Excluding those items, second quarter 2014 adjusted net earnings were $15.3 million, or $0.74 per diluted share, compared to second quarter 2013 adjusted net earnings of $11.6 million, or $0.51 per diluted share.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, was $55.1 million for the second quarter of 2014. Adjusted EBITDA for the quarter was $57.3 million, up 8.4% compared to second quarter 2013 Adjusted EBITDA of $52.8 million. The increase in EBITDA and Adjusted EBITDA was due primarily to strong paperboard markets and pricing as well as increased contribution from the company’s through-air-dried, or TAD, expansion.

“The Pulp and Paperboard and Consumer Products divisions both delivered solid results in the second quarter,” said Linda K. Massman, president and chief executive officer. “In Consumer Products, we hit record TAD product sales with strong customer momentum going forward. Continued demand for our paperboard products also remains strong giving us a positive outlook for the remainder of the year.”

On February 5, 2014, the company announced that the Board of Directors had approved a new stock repurchase program authorizing the repurchase of up to $100.0 million of the company’s common stock. During the second quarter, the company repurchased 0.7 million shares of common stock at a total cost of $45.0 million. Through July 22, the company repurchased 1.3 million shares of common stock at an average price of $62.21 per share under this repurchase program.

SECOND QUARTER 2014 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $299.1 million for the second quarter of 2014, up 3.2% compared to second quarter 2013 net sales of $289.7 million. This increase was primarily driven by increased TAD sales and slightly higher non-retail sales. On a GAAP basis, the segment had operating income of $12.7 million, compared to operating income of $14.8 million in the prior year period. Adjusted operating income of $14.9 million for the second quarter of 2014 was down $0.9 million compared to the same period in 2013, after adjusting for costs related to the Thomaston and Long Island facility closures totaling $2.2 million and $1.0 million in the second quarters of 2014 and 2013, respectively. The lower results in the most recent period were driven primarily by approximately $2 million in higher energy costs partially offset by lower depreciation costs due to the facility closures.

  Total tissue sales volumes of 134,841 tons in the second quarter of 2014 were up 2.1% compared to the second quarter of 2013. Converted product cases shipped were 14.1 million, up slightly compared to the second quarter of 2013.
  Average tissue net selling prices increased 1.0% to $2,217 per ton in the second quarter of 2014, compared to the second quarter of 2013, due to improved mix from increased TAD sales.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment were $199.6 million for the second quarter of 2014, up 10.1% compared to second quarter 2013 net sales of $181.3 million. The increase was primarily due to strong shipments supported by strong market backlogs and higher pricing in the second quarter of 2014 compared to the second quarter of 2013. Operating income for the quarter increased $8.8 million to $33.6 million, compared to $24.8 million for the second quarter of 2013, primarily due to improved volume and pricing coupled with lower raw materials costs partially offset by higher maintenance costs.

  Paperboard sales volumes increased 2.8% to 195,924 tons in the second quarter of 2014, compared to 190,518 tons in the second quarter of 2013.
  Paperboard net selling prices increased 7.5% to $1,017 per ton compared to the second quarter of 2013 as a result of price increases implemented during the year and improved mix.

Taxes

The company’s GAAP tax rate for the second quarter of 2014 was 44.4% compared to 37.4% in the second quarter of 2013. The higher rate in 2014 was a result of the net impact of changes related to amendments to state tax returns and state tax rate changes. On an adjusted basis, the second quarter 2014 tax rate was 38% and the company expects its annual GAAP and adjusted tax rate to be approximately 38% for 2014.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents certain non-GAAP financial information for the second quarters of 2014 and 2013, including EBITDA, Adjusted EBITDA, adjusted net earnings, adjusted net earnings per diluted share and adjusted operating income. Because these amounts are not in accordance with GAAP, reconciliations to net earnings and net earnings per diluted share as determined in accordance with GAAP are included at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.

WEBCAST INFORMATION

Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information, which provide certain outlook information, will be available on the company’s website at http://ir.clearwaterpaper.com. A replay of today’s conference call will be available on the website at http://ir.clearwaterpaper.com/results.cfm beginning at 5:00 p.m. Pacific Time today.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine-glazed tissue, bleached paperboard and pulp at 13 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's employees build shareholder value by developing strong customer relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including the company’s operational and financial outlook, demand for TAD tissue products and paperboard and the company’s expected tax rate for 2014. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, customer acceptance and quantity and timing of purchases of the company’s new TAD products; competitive pricing pressures for the company’s products, including as a result of increased capacity as additional manufacturing facilities are operated by the company’s competitors; difficulties with the optimization and realization of the benefits expected from the company’s new TAD paper machine and converting lines in North Carolina; the loss of or changes in prices in regards to a significant customer; manufacturing or operating disruptions, including IT system failures, equipment malfunction and damage to the company’s manufacturing facilities; changes in the cost and availability of wood fiber and wood pulp; changes in transportation costs and disruptions in transportation services; labor disruptions; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; changes in customer product preferences and competitors' product offerings; changes in expenses and required contributions associated with the company’s pension plans; environmental liabilities or expenditures; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; increased supply and pricing pressures resulting from increasing Asian paper production capabilities; cyclical industry conditions; reliance on a limited number of third-party suppliers for raw materials; inability to successfully implement the company’s expansion strategies; the company’s qualification to retain, or ability to utilize, tax credits associated with alternative fuels or cellulosic biofuels; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company’s expectations.

For additional information on Clearwater Paper, please visit the company’s website at www.clearwaterpaper.com.

Clearwater Paper Corporation
Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2014		2013		2014		2013
Net sales	$498,759	100%	$471,002	100%	$983,679	100%	$931,826	100%
Costs and expenses:
Cost of sales	(434,111)	87%	(414,521)	88%	(860,740)	88%	(828,730)	89%
Selling, general and administrative expenses	(31,565)	6%	(26,767)	6%	(65,079)	7%	(60,899)	7%
Impairment of assets	-	-	-	-	(4,259)	-	-	-
Total operating costs and expenses	(465,676)	93%	(441,288)	94%	(930,078)	95%	(889,629)	95%
Income from operations	33,083	7%	29,714	6%	53,601	5%	42,197	5%
Interest expense, net	(10,688)	2%	(11,094)	2%	(21,422)	2%	(22,076)	2%
Debt retirement costs	-	-	-	-	-	-	(17,058)	2%
Earnings before income taxes	22,395	4%	18,620	4%	32,179	3%	3,063	-
Income tax (provision) benefit	(9,942)	2%	(6,962)	1%	(13,500)	1%	7,713	1%
Net earnings	$12,453	2%	$11,658	2%	$18,679	2%	$10,776	1%
Net earnings per common share:
Basic	$0.61		$0.52		$0.91		$0.48
Diluted	0.61		0.52		0.90		0.47
Average shares outstanding (in thousands):
Basic	20,256		22,279		20,614		22,574
Diluted	20,517		22,558		20,870		22,833

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	June 30,	December 31,
	2014	2013

ASSETS
Current assets:
Cash	$22,481	$23,675
Restricted cash	1,501	1,500
Short-term investments	59,000	70,000
Receivables, net	168,555	158,874
Taxes receivable	6,840	10,503
Inventories	264,874	267,788
Deferred tax assets	29,536	37,538
Prepaid expenses	8,085	5,523
Total current assets	560,872	575,401

Property, plant and equipment, net	873,284	884,698
Goodwill	229,533	229,533
Intangible assets, net	36,208	40,778
Pension assets	11,284	4,488
Other assets, net	9,374	9,927
TOTAL ASSETS	$1,720,555	$1,744,825

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$220,393	$190,648
Current liability for pensions and other postretirement employee benefits	8,778	8,778
Total current liabilities	229,171	199,426

Long-term debt	650,000	650,000
Liability for pensions and other postretirement employee benefits	105,015	109,807
Other long-term obligations	50,212	52,942
Accrued taxes	2,694	2,658
Deferred tax liabilities	128,270	124,898
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	610,882	663,187
Accumulated other comprehensive loss, net of tax	(55,689)	(58,093)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,720,555	$1,744,825

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Six Months Ended June 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$18,679	$10,776
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	44,246	45,404
Equity-based compensation expense	6,910	5,581
Impairment of assets	4,259	-
Deferred tax provision (benefit)	9,857	(9,384)
Employee benefit plans	979	5,098
Deferred issuance costs and discounts on long-term debt	949	4,017
Disposal of plant and equipment, net	422	-
Changes in working capital, net	14,818	(43,805)
Changes in taxes receivable, net	3,663	11,918
Changes in non-current accrued taxes, net	36	(2,763)
Funding of qualified pension plans	(8,889)	(4,633)
Other, net	(1,016)	(237)
Net cash flows from operating activities	94,913	21,972

CASH FLOWS FROM INVESTING ACTIVITIES
Changes in short-term investments, net	11,000	(60,000)
Additions to plant and equipment	(32,612)	(31,413)
Proceeds from sale of assets	619	-
Net cash flows from investing activities	(20,993)	(91,413)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	-	275,000
Repayment of long-term debt	-	(150,000)
Purchase of treasury stock	(74,322)	(59,984)
Payments for long-term debt issuance costs	-	(4,779)
Payment of tax withholdings on equity-based payment arrangements	(792)	(2,195)
Net cash flows from financing activities	(75,114)	58,042
Decrease in cash	(1,194)	(11,399)
Cash at beginning of period	23,675	12,579
Cash at end of period	$22,481	$1,180

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2014		2013		2014		2013
Segment net sales[1]:
Consumer Products	$299,130	60%	$289,708	62%	$585,638	60%	$574,610	62%
Pulp and Paperboard	199,629	40%	181,294	38%	398,041	40%	357,216	38%
Total segment net sales	$498,759	100%	$471,002	100%	$983,679	100%	$931,826	100%

Operating income:
Consumer Products	$12,705	38%	$14,815	50%	$12,182	23%	$24,939	59%
Pulp and Paperboard	33,635	102%	24,772	83%	70,411	131%	42,325	100%
	46,340		39,587		82,593		67,264
Corporate	(13,257)	40%	(9,873)	33%	(28,992)	54%	(25,067)	59%
Income from operations	$33,083	100%	$29,714	100%	$53,601	100%	$42,197	100%

[1] In 2013, pulp not utilized internally was sold by the Pulp and Paperboard segment to external customers resulting in net sales of $0.9 million and $2.1 million, respectively, during the three and six months ended June 30, 2013. Commencing in 2014, the majority of excess pulp is sold by the Consumer Products segment and totaled $0.7 million, of which $0.3 million was sold during the second quarter.

Clearwater Paper Corporation
Reconciliation of Consolidated Net Earnings to EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net earnings	$12,453	$11,658	$18,679	$10,776
Add back:
Interest expense, net [1]	10,688	11,094	21,422	39,134
Income tax provision (benefit)	9,942	6,962	13,500	(7,713)
Depreciation and amortization expense	22,015	23,253	44,246	45,404
EBITDA [2]	$55,098	$52,967	$97,847	$87,601

Directors' equity-based compensation (benefit) expense	$(36)	$(1,141)	$2,781	$2,331
Costs associated with Thomaston facility closure	374	1,013	1,124	1,196
Costs associated with Long Island facility closure	1,843	-	10,275	-
Adjusted EBITDA [3]	$57,279	$52,839	$112,027	$91,128

[1] Interest expense, net for the six months ended June 30, 2013 includes debt retirement costs of $17.1 million.

[2] EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDA is net earnings adjusted for net interest expense (including debt retirement costs), income taxes, and depreciation and amortization. It should not be considered as an alternative to net earnings computed under GAAP.

[3] Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

GAAP net earnings	$12,453	$11,658	$18,679	$10,776
Special items, after-tax[1] :
Debt retirement costs	-	-	-	10,781
Directors' equity-based compensation (benefit) expense	(23)	(706)	1,779	1,488
Costs associated with Thomaston facility closure	242	627	722	743
Costs associated with Long Island facility closure	1,193	-	6,587	-
Discrete tax items related to state tax rate changes	1,388	-	1,388	-
Discrete tax items related to AFMTC/CBPC credit conversions	-	-	-	(9,766)
Adjusted net earnings [2]	$15,253	$11,579	$29,155	$14,022

GAAP net earnings per diluted share	$0.61	$0.52	$0.90	$0.47
Special items, after-tax[1] :
Debt retirement costs	-	-	-	0.47
Directors' equity-based compensation (benefit) expense	-	(0.03)	0.09	0.07
Costs associated with Thomaston facility closure	0.01	0.03	0.03	0.03
Costs associated with Long Island facility closure	0.06	-	0.32	-
Discrete tax items related to state tax rate changes	0.07	-	0.07	-
Discrete tax items related to AFMTC/CBPC credit conversions	-	-	-	(0.43)
Adjusted net earnings per diluted share [2]	$0.74	$0.51	$1.40	$0.61

[1] Tax effect was calculated using the estimated annual effective tax rate for the period presented.
[2] Adjusted net earnings and Adjusted net earnings per diluted share exclude the impact of the items listed that we do not believe are indicative of our core operating performance.

CONTACT:
Clearwater Paper Corporation
Matt Van Vleet, 509-344-5912 (News media)
or
Robin Yim, 509-344-5906 (Investors)